Exhibit 99.1

Watsco Sets Third Quarter Records for Sales, Earnings,

EPS and Operating Margins

MIAMI, FLORIDA – (BUSINESS WIRE), October 25, 2016 – Watsco, Inc. (NYSE: WSO) reported record results for the third quarter and nine months ended September 30, 2016.

Third Quarter Results

Key performance metrics:

•	9% increase in earnings per share to a record $1.78

•	8% increase in operating income to a record $119 million

•	20 basis-point expansion in operating margins to a record 9.6%

•	5% sales growth to a record $1.24 billion (6% increase on a same-store basis)

•	20 basis-point reduction in SG&A as a percentage of sales to a record low

•	$48 million debt reduction during the quarter

•	34% decrease in interest costs from lower borrowings

Sales trends:

•	7% increase in HVAC equipment (67% of sales)

•	2% increase in other HVAC products (28% of sales)

•	7% growth in commercial refrigeration products (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Growth trends improved in the quarter after a slower than typical start to our summer selling season. The Company effectively leveraged operating costs to produce record sales, earnings, operating margins and earnings per share. Similar sales growth rates were achieved in both residential and commercial markets with an improved sales mix of higher-efficiency systems. The results also reflect our continued investment in technology and people to drive sales and innovation in our business.”

Mr. Nahmad added: “Watsco is generating record cash flow in 2016, representing a 47% increase over the same period last year. Over the last 12 months, operating cash flow has been $268 million or $8.22 per share. Along with our historical focus to drive consistently strong cash flow, we have made progress from our recent technology launch designed to enhance inventory turns, which improved approximately 30 basis-points during the year.”

Nine-Month Results

Key performance metrics:

•	4% increase in earnings per share to a record $4.32

•	2% increase in operating income to a record $288 million

•	3% sales increase to a record $3.31 billion

•	47% improvement in operating cash flow to a record $146 million

•	$86 million debt reduction versus a year ago (33% decrease in interest costs)

Sales trends:

•	4% increase in HVAC equipment (66% of sales)

•	1% increase in other HVAC products (29% of sales)

•	7% growth in commercial refrigeration products (5% of sales)

Technology Strategy

Watsco has established itself as the leader in the HVAC distribution industry and produced a 20% compounded annual total-shareholder-return over the last 25 years. Since 2012, Watsco’s technology team has grown from approximately 60 employees to 171 employees while achieving record levels of operating performance. 2016’s nine-month financial results reflect an incremental $3.2 million in technology-related costs (6 cents per diluted share for the nine-months and 1 cent per diluted share for the third quarter). The present annual run-rate for costs associated with these initiatives is approximately $23 million.

We have created and launched innovations to enhance the buying experience of our 88,000 customers and the service capabilities at our 568 locations:

•	Mobile apps and other on-line tools to enable e-commerce using the industry’s most data-rich catalog of product information.

•	Business intelligence and data analytics to enable more insightful decision-making by more than 600 P&L managers across the company.

•	Supply chain optimization to improve fill-rates, increase inventory turns and reduce infrastructure costs over the long-term.

•	Tools to improve operational efficiency for 7+ million annual customer transactions.

A.J. Nahmad, Watsco’s President said: “Our customers and organization continue to embrace our technology. More customers are adopting and using e-commerce and our organization is more engaged than ever in the use of data in their decision-making. Also, we expect our efforts to modernize our supply chain will provide efficiency and cost-savings in the long run. We will provide an update of our technology strategy and progress at our annual meeting for institutions and analysts in Miami on December 9, 2016.”

Dividends & Cash Flow

Watsco has paid dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Watsco recently instituted a 24% increase in its annual dividend rate to $4.20 per share. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2016. From 2000 to 2015, Watsco’s operating cash flow was approximately $1.6 billion compared to net income of approximately $1.5 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Outlook for 2016

Watsco’s outlook for full-year 2016 diluted earnings per share is within the range of $5.15 to $5.20 per share.

Other

Results include income tax benefits of $2.9 million (8 cents per diluted share) for the nine-months and $0.6 million (2 cents per diluted share) for the third quarter relating to the Company’s early adoption of Accounting Standards Update 2016-09, Improvements to Employee-Share-Based Payment Accounting, issued by the Financial Accounting Standards Board on March 30, 2016.

Conference Call Information

Date: October 25, 2016

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store basis. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 568 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $80 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, including the Company’s most recently filed annual report on Form 10-K, as updated by its subsequently filed Forms 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$1,241,232	$1,177,012	$3,307,091	$3,209,423
Cost of sales	939,028	891,166	2,500,579	2,424,107

Gross profit	302,204	285,846	806,512	785,316
Gross profit margin	24.3%	24.3%	24.4%	24.5%

SG&A expenses	182,904	175,166	518,954	502,769

Operating income	119,300	110,680	287,558	282,547
Operating margin	9.6%	9.4%	8.7%	8.8%

Interest expense, net	996	1,519	3,036	4,526

Income before income taxes	118,304	109,161	284,522	278,021
Income taxes	37,786	34,517	88,406	87,836

Net income	80,518	74,644	196,116	190,185
Less: net income attributable to non-controlling interest	17,419	16,676	42,859	43,746

Net income attributable to Watsco	$63,099	$57,968	$153,257	$146,439

Diluted earnings per share:
Net income attributable to Watsco shareholders	$63,099	$57,968	$153,257	$146,439
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	5,078	4,592	12,383	11,505

Earnings allocated to Watsco shareholders	$58,021	$53,376	$140,874	$134,934

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,650,153	32,498,857	32,601,115	32,469,313
Diluted earnings per share for Common and Class B common stock	$1.78	$1.64	$4.32	$4.16

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$35,910	$35,229
Accounts receivable, net	548,000	451,079
Inventories	739,718	673,967
Other	25,381	20,990

Total current assets	1,349,009	1,181,265
Property and equipment, net	59,729	62,715
Goodwill, intangibles, net and other	548,859	544,462

Total assets	$1,957,597	$1,788,442

Accounts payable and accrued expenses	$357,931	$270,117
Current portion of long-term obligations	196	184

Total current liabilities	358,127	270,301
Borrowings under revolving credit agreement	219,400	245,300
Deferred income taxes and other liabilities	73,736	69,120

Total liabilities	651,263	584,721

Watsco’s shareholders’ equity	1,039,019	957,310
Non-controlling interest	267,315	246,411

Shareholders’ equity	1,306,334	1,203,721

Total liabilities and shareholders’ equity	$1,957,597	$1,788,442

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flow from operating activities:
Net income	$196,116	$190,185
Non-cash items	31,670	29,577
Changes in working capital	(81,486)	(120,004)

Net cash provided by operating activities	146,300	99,758

Cash flow from investing activities:

Capital expenditures, net	(8,314)	(19,907)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(90,298)	(73,840)
Net (repayments) proceeds under revolving credit agreement	(25,900)	3,327
Distributions to non-controlling interest	(26,027)	(13,266)
Other	4,852	8,752

Net cash used in financing activities	(137,373)	(75,027)

Effect of foreign exchange rate changes on cash and cash equivalents	68	(766)

Net increase in cash and cash equivalents	681	4,058
Cash and cash equivalents at beginning of period	35,229	24,447

Cash and cash equivalents at end of period	$35,910	$28,505

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